Exhibit 99.2

          , 2011

GENON ENERGY, INC.

Offer to Exchange

9.500% Senior Notes due 2018 and 9.875% Senior Notes due 2020, which have been registered under the
Securities Act of 1933, as amended,
for any and all outstanding 9.500% Senior Notes due 2018
144A Notes (CUSIP 37244D AA7 and ISIN US37244DAA72)
Regulation S Notes (CUSIP U3720G AA2 and ISIN USU3720GAA23)
and 9.875% Senior Notes due 2020
144A Notes (CUSIP 37244D AD1 and ISIN US37244DAD12)
Regulation S Notes (CUSIP U3720G AB0 and ISIN USU3720GAB06)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2011 (THE “EXPIRATION DATE”),
UNLESS EXTENDED BY GENON ENERGY, INC. IN ITS SOLE DISCRETION

To:  Brokers, Dealers, DTC Participants, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus, dated          , 2011 (the “Prospectus”), of GenOn Energy, Inc., a Delaware corporation (the “Issuer”), and a related letter of transmittal (the “Letter of Transmittal”), that together constitute the Issuer’s offer to exchange (the “Exchange Offer”) up to $675,000,000 aggregate principal amount of the Issuer’s 9.500% Senior Notes due 2018 and $550,000,000 aggregate principal amount of its 9.875% Senior Notes due 2020 (collectively, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like aggregate principal amount of the Issuer’s outstanding 9.500% Senior Notes due 2018 and 9.875% Senior Notes due 2020 (collectively, the “Restricted Notes”).

We are asking you to contact your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Restricted Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients; and

3. A form of instructions to a registered holder from the beneficial owner for obtaining your clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Issuer will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the Prospectus) in connection with the solicitation of tenders of outstanding notes pursuant to the Exchange Offer.

Please refer to “Exchange Offer” in the Prospectus for a description of the procedures which must be followed to tender notes in the Exchange Offer.

Any inquiries you may have with respect to the Exchange Offer may be directed to the exchange agent at the address and telephone number set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,

GenOn Energy, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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